UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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TYCO ELECTRONICS LTD.
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TYCO ELECTRONICS LTD.

Rheinstrasse 20

CH-8200 Schaffhausen, Switzerland

The following additional information relates to the Company’s proposal (the “Proposal”) to approve a 15,000,000 share increase in the number of shares available for award under the Tyco Electronics Ltd. 2007 Stock and Incentive Plan (the “Plan”) at the 2010 annual general meeting of shareholders (“AGM”) to be held on March 10, 2010. As more fully described in our definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on January 22, 2010 (the “Proxy Statement”), we believe the Proposal is reasonable relative to our peer company practices, and is necessary to allow us to continue to maintain competitive executive pay levels relative to our peers. Our Board of Directors has unanimously recommended that shareholders approve the proposed increase in authorized shares.

The potential dilutive effect as a result of the addition of 15,000,000 shares for award under the Plan is relatively low compared to peer company practices. As discussed in the Proxy Statement, we are a global company that competes for executive talent on a global basis. In order to successfully attract and retain top executive talent, we need to pay compensation levels that are competitive with the levels paid by the companies in our primary and secondary peer groups. As discussed in the Proxy Statement, the additional 15,000,000 shares would result in a dilution rate of less than 11% on a fully-diluted basis, which, based on publicly-available competitive data, will place us at or about the 30th percentile of our industry reference group and at or about the 50th percentile of our primary talent market reference group.

Although RiskMetrics Group (“RMG”) recently recommended against approval of the Plan (the “Report”), based on its fixed standards applicable to non-U.S. companies, we believe the text of the Report shows that the Plan is reasonable and in the best interests of shareholders of a global company like Tyco Electronics.

In the Report, RMG also evaluated the Proposal under its U.S. company guidelines, the methodology RMG used to evaluate the Company’s equity incentive programs prior to its reincorporation in Switzerland. Under the Shareholder Value Transfer (“SVT”) test which measures the value of all of our equity compensation programs, as compared to those of our RMG designated peer group, the Proposal comfortably passes, with an SVT of 5%, well below the maximum allowable SVT of 9%.

As a further demonstration of the reasonableness of our equity compensation granting practices and our careful stewardship of shareholder equity, according to RMG our three year average adjusted burn rate is 1.08%, compared to a maximum allowable average burn rate of 4.79%.

RMG noted that if the Proposal had been analyzed under U.S. company guidelines, it would have received a favorable recommendation.

As noted above, RMG’s negative recommendation was based on the application of the fixed standards contained in its international guidelines, which do not take into account equity compensation practices of peer companies. RMG’s recommendation was based on: (a) the overall dilution of all issued, available and new equity awards exceeds the allowable cap of 5% applicable to “mature” companies such as Tyco Electronics; (b) the Plan does not specify the performance criteria to be used for performance awards to be issued in the future, and full value awards may be awarded in the future without performance vesting conditions; (c) the minimum vesting period for awards under the Plan is unspecified; and (d) non-employee directors are eligible to receive stock options.

We strongly disagree with the bases for RMG’s recommendation to vote against the Proposal, and would like you to consider the following points.

The Proposal passes RMG’s Shareholder Value Transfer test. We believe that the application of the U.S. company model is much more appropriate than the international company standards. As discussed above, the market in which we compete for talent is a global market, rather than a Swiss market. The Company’s shares are listed on the New York Stock Exchange, the overwhelming majority of our shareholders are located in the U.S., and the Company is subject to U.S. corporate governance rules. Further, until our reincorporation in Switzerland, our shareholder proposals had consistently been evaluated by RMG under its U.S. company standards. (In fact, the Plan itself was submitted to and approved by shareholders in 2009 for purposes of maintaining its qualified status under Section 162(m) of the Internal Revenue Code, and RMG recommended a vote in favor of the Plan. Except for the request for additional shares, the Plan has not been amended since shareholder approval in 2009.) The reincorporation from Bermuda to Switzerland should not change the corporate standards under which our shareholder proposals are evaluated, and the Proposal clearly meets the U.S. company standards.

A substantial portion of the current compensation package paid to our executive officers is comprised of performance-based elements designed to reward achievement of short- and long-term performance goals which enhance long-term shareholder value; time-vested restricted stock units are a relatively small part of the long-term incentives awarded to our executive officers. As discussed in the Proxy Statement, the design of our compensation program (and mix of compensation elements) is largely driven by our stated philosophy to have compensation delivered primarily through performance-based components that align our executive officers’ interests with those of our shareholders and to deliver a competitive pay mix relative to our peer benchmark companies. Our current executive officer pay package consists of base pay, annual incentive awards, long-term equity incentive awards, executive benefits and perquisites and broad-based retirement and health and welfare benefits. Of those elements, short- and long-term incentives comprise a significant portion of each executive officer’s total compensation package. (See, for example, the pay mix table on page 34 of the Proxy Statement). With respect to the long-term equity incentive awards, time-vested restricted stock units have been limited to no more than 30% of the value of each executive officer’s equity awards since the Company’s separation from Tyco International Ltd. in 2007. We believe that the current pay mix for our executive officers is competitive, allows us to retain top talent and successfully aligns the interests of our executive officers with the long-term interests of our shareholders.

The incorporation of time-vested restricted stock/restricted stock units as a component of executive compensation is a common practice among our peer group companies, and is a necessary element in maintaining competitive pay levels. As discussed above, we believe that the Proposal is more appropriately evaluated relative to our peer group company practices. According to publicly-available data, the majority of the companies in our industry reference peer group grant, or have the ability to grant, time-vested restricted stock/restricted stock units to their employees. We believe that our ability to grant time-vested stock awards provides us with the flexibility to design and maintain competitive compensation programs relative to our peer group companies, and is essential in attracting and retaining top executive talent.

The Plan does contain minimum vesting periods for time-vested full share awards. Section 4.6 of the Plan governs the grant of awards other than stock options, annual performance bonuses and long-term performance awards — i.e., restricted stock, restricted stock units and similar awards. Section 4.6(a) provides that the vesting period of a time-based full-value share award may not be less than three years (on either a cliff or graded vesting basis), except for a small portion (10% of the authorized shares) that may be awarded with shorter vesting periods as deemed appropriate by the Management Development and Compensation Committee.

Although permitted by the Plan, the Board of Directors has not granted stock option awards to any non-employee director. Since separation, our non-employee director compensation has consisted of cash and either deferred stock units or fully-vested shares of Company stock. (See page 49 of the Proxy Statement for a detailed description of the compensation paid to non-employee directors.) In designing the compensation mix for non-employee directors, the Board desired to have a substantial portion of its members’ annual fees paid in the form of Company stock. We believe that the current compensation mix paid to non-employee directors appropriately aligns the interests of the Company’s directors with the long-term interests of the Company’s shareholders.

Our Board of Directors recommends that our shareholders vote FOR the increase in the number of shares available for issuance under the Plan and the other items on the Company’s proxy card at the March 10, 2010 AGM. Please see our definitive Proxy Statement filed with the SEC on January 22, 2010, which is available free of charge on the SEC’s website (www.sec.gov) and on the Company’s website (www.tycoelectronics.com).